Exhibit 99.1

Pro Forma Balance Sheet

	October 31, 2023 (Unaudited)	September 30, 2023 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,283,403	$186,401
Accounts receivable, net	189,279	567,510
Inventories, net	1,009,410	965,091
Research and development tax incentive receivable	551,261	559,588
Other current assets	303,322	413,305
Total current assets	4,336,675	2,691,895
Property and equipment, net	553,642	664,922
Operating lease right-of-use assets	464,071	471,532
Intangible assets, net	4,770,470	4,872,141
TOTAL ASSETS	$10,124,858	$8,700,490

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,078,866	$3,628,797
Current portion of operating lease liabilities	222,652	227,414
Current portion of deferred grant income	2,299,900	2,240,929
Current employee benefit liabilities	352,445	406,964
Current portion of notes payable	352,389	341,834
Total current liabilities	5,306,252	6,845,938
Employee benefit liabilities, less current portion	27,251	27,732
Operating lease liabilities, less current portion	281,421	284,028
Notes payable, less current portion	269,305	306,234
Total liabilities	5,884,229	7,463,932
Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 8,734,381, 2,330,399 shares issued and outstanding as of October 31, 2023 and September 30, 2023, respectively	87,344	23,304
Treasury stock, at cost, 1,386 shares as of October 31, 2023, and September 30, 2023, respectively	(14)	(14)
Series E preferred stock, $0.01 par value, 10,000,000 shares authorized, 1,556,962 and shares issued and outstanding as of October 31, 2023 and September 30, 2023 respectively	15,569	-
Additional paid-in capital	49,865,318	46,158,763
Accumulated deficit	(45,013,301)	(44,232,777)
Accumulated other comprehensive loss	(592,708)	(593,512)
Total consolidated Intelligent Bio Solutions Inc. equity	4,362,208	1,355,764
Non-controlling interest	(121,579)	(119,206)
Total shareholders’ equity	4,240,629	1,236,558
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,124,858	$8,700,490